Exhibit 10.7E

AMENDMENT NO. 4

DEFERRED INCOME PLAN FOR NON-EMPLOYEE DIRECTORS,

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009

WHEREAS, the Board of Directors (the “Board”) of Textron Inc. (the “Company”) has resolved to replace non-elective deferral of a portion of the annual retainer for non-employee directors with an equity program under the Textron Inc. 2015 Long-Term Incentive Plan; and

WHEREAS,  the Board has approved conforming amendments to the Plan to eliminate the Automatic Deferred Income feature of the Plan, to be adopted by the Executive Vice President, General Counsel and Secretary of the Company;

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective for retainers in respect of service after the Company’s 2020 Annual Meeting of Shareholders:

1.   Section 1.04 of the Plan (“Deferred Income”) is amended to read in its entirety as follows:

1.04     “Deferred Income” means any elective or non-elective deferred compensation credited to a Participant’s Account under this Plan.  A Participant’s Deferred Income may consist of one or both of the following amounts:

(a)          Automatic Deferred Income:  A non-elective deferral of a portion of a Participant’s annual retainer into the Participant’s Stock Unit Account.  The Automatic Deferred Income feature does not apply for retainers in respect of service after the Company’s 2020 Annual Meeting of Shareholders.

(b)         Elective Deferred Income:  A deferral of a Participant’s annual retainer or meeting fees, made at the election of a Participant and credited to the Moody’s Account or Stock Unit Account at the Participant’s direction.

2.   Section 2.02 of the Plan (“Deferral Election”) is amended to read in its entirety as follows:

2.02       Deferral Election.  Subject to the requirements set forth in Section 2.01, a Participant may elect to defer any or all of the portion of his or her annual retainer and meeting fees that are payable in cash into either the Moody’s Account or the Stock Unit Account.  After the Participant’s initial deferral election, the Participant shall file a new deferral election each year, at a time designated by Textron (but not later than December 31), for any eligible compensation the Participant will earn in the following year.  A deferral election shall become irrevocable at the election deadline established by Textron.

3.   Section 2.03 of the Plan (“Non-Elective Deferred Compensation”) is amended to read in its entirety as follows:

2.03       Non-Elective Deferred Compensation.  For service up to the Company’s 2020 Annual Meeting of Shareholders, each Participant’s Stock Unit Account was automatically credited with Automatic Deferred Income equal to a portion of the Participant’s annual retainer.

IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

Date	February 18, 2020	By:	/s/ E. Robert Lupone
E. Robert Lupone
Executive Vice President, General Counsel
and Secretary

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